Exhibit 99.1

SilverSun Technologies Reports 2023 Year End Results

EAST HANOVER, NJ – ( ) – March 14, 2024 – SilverSun Technologies, Inc. (NASDAQ: SSNT), a national provider of transformational business technology solutions and services, today announced its financial and operating results for the fiscal year ended December 31, 2023.

Fiscal 2023 Financial Highlights

●	Total revenue was $54,516,941 compared with $44,985,276 in 2021, an increase of 21.2%.

●	Gross profit was $21,613,809, compared with $17,960,736 in 2023, an increase of 20.3%.

●	Earnings before interest, taxes, depreciation, and amortization (EBITDA) plus share-based compensation, were $2,716,154, compared with earnings before interest, taxes, depreciation and amortization plus share-based compensation of $914,280 in 2022, an increase of $1,801,874.

●	The Company incurred an expense of $2,986,107 related to the terminated merger agreement with Rhodium Enterprises.

●	Net loss per share in 2023 (on a diluted basis) was ($0.20), compared to net loss per share of ($0.05) in 2022.

●	As of December 31, 2023, cash totaled $6,143,298, and the Company had $1,241,383 in long term liabilities.

For more detailed information about SilverSun’s 2022 financial results, please refer to the Company’s Form 10-K filed with the U.S. Securities and Exchange Commission (www.sec.gov) on Thursday, March 14, 2024.

Commenting on the results, Mark Meller, Chairman and CEO of SilverSun, stated, “2023 was a record year for the Company. We were able to successfully execute on our growth plan, as evidenced by our 19.8% increase in software revenue and our 21.7% increase in service revenue in 2023 versus 2022. We remain hopeful that we can continue to scale at an even more rapid pace in 2024. Our customers and prospects seem to feel confident about their economic outlook and continue to invest in their systems and infrastructure for the future.”

Meller continued, “Our expenses have been impacted by the higher costs associated with increasing pay and benefits to retain and recruit employees. These issues appear to be prevalent throughout our industry, but we have been successful in attracting and retaining qualified personnel, and believe we can sustain our needed level of recruiting under any reasonable circumstances. “

“In addition, our non-payroll operating expenses rose as a result of inflation increasing our costs of doing business. But we have and will continue to increase our investment in our sales and marketing efforts, which has led to our increased sales volume.”

“The Company remains on the acquisition hunt. In 2023, we acquired JCS Computer Resources, a Midwest-based reseller of Sage 100 and Sage 50 software. The acquisition added several hundred new customers to our installed base, and provides us with new migration, upsell and cross-sell opportunities. We continue to review acquisition candidates and are hopeful we can close on several transactions in 2024.”

Meller further continued, “In September 2022, we announced our planned merger with Rhodium Enterprises, Inc., an industrial bitcoin mining company. After a year of failing to clear regulatory hurdles, we announced the termination of our merger agreement with Rhodium Enterprises on October 13, 2023. As a result, the Company was forced to take a charge to earnings equal to the accrued transaction expenses of roughly $3 million. This is a one-time charge and will not hamper the Company’s ability to continue to fund its growth.”

“On December 4, 2023, the Company announced that it had entered into an investment agreement with Jacobs Private Equity II, LLC (“JPE”) and minority co-investors pursuant to which JPE and the minority co-investors will invest $1 billion cash into the Company. The investment agreement also provides that SilverSun will, shortly after the closing of the investment, separate the existing SilverSun business as SilverSun Technologies Holdings, Inc. (“spin-off company”) and distribute all shares of the spin-off company to SilverSun stockholders as of a record date that is expected to be one day prior to the closing of the investment. In addition, SilverSun will declare a $2.5 million aggregate cash dividend to its stockholders as of the same record date, to be funded from proceeds received under the investment agreement. It is anticipated that the spin-off company, which will be named SilverSun Technologies Holdings, Inc., will trade on the OTCQX. The remaining Company will be renamed QXO, Inc. and will become a standalone platform for significant acquisitions in the building products distribution industry. The transaction is expected to close in 2024.”

Meller concluded, “We are pleased with the success we achieved in 2023. We believe that we are well positioned for continued growth and success as we have a strong team, experienced resources, and a strong financial position to support our initiatives. We look forward to delivering even more positive results in the coming quarters and years.”

About SilverSun Technologies, Inc.

We are a business application, technology and consulting company providing software and IT solutions to meet our clients’ information, technology and business management needs. Our services and technologies enable customers to manage, protect and monetize their enterprise assets whether on-premise or in the “cloud”. As a value-added reseller of business application software, we offer solutions for accounting and business management, financial reporting, Enterprise Resource Planning (“ERP”), Warehouse Management Systems (“WMS”), Customer Relationship Management (“CRM”), Business Intelligence (“BI”) and other business applications. Our value-added services focus on consulting and professional services, specialized programming, training, and technical support. We have a dedicated network managed services practice that provides cybersecurity, application hosting, disaster recovery, business continuity, cloud and other services. Our customers are nationwide, with concentrations in the New York/New Jersey metropolitan area, Chicago, Arizona, Southern California, Connecticut, North Carolina, Washington and Oregon.

Forward-Looking Statements

This news release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, among other things our plans, strategies and prospects -- both business and financial. Although we believe that our plans, intentions and expectations reflected in or suggested by these forward-looking statements are reasonable, we cannot assure you that we will achieve or realize these plans, intentions or expectations. Forward-looking statements are inherently subject to risks, uncertainties and assumptions. Many of the forward-looking statements contained in this news release may be identified by the use of forward-looking words such as “believe,” “expect,” “anticipate,” “should,” “planned,” “will,” “may,” “intend,” “estimated,” and “potential,” among others. Important factors that could cause actual results to differ materially from the forward-looking statements we make in this news release include market conditions and those set forth in reports or documents that we file from time to time with the United States Securities and Exchange Commission. All forward-looking statements attributable to SilverSun Technologies, Inc. or a person acting on its behalf are expressly qualified in their entirety by this cautionary language.

Contact:

Corporate

Mark Meller

SilverSun Technologies, Inc.

973-758-6108

meller@silversuntech.com